EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Wednesday, February 4, 2004

James Clark Joins Critical Path as Chief Financial Officer

William Smartt Steps Down for Family Medical Reasons

SAN FRANCISCO (February 4, 2004) – Critical Path, Inc. (Nasdaq: CPTH), a global provider of digital communications software and services, today announced that James Clark, a veteran of the telecommunications and enterprise software industries, has joined the company as executive vice president and chief financial officer. “We are very pleased to have an executive of Jim Clark’s breadth of expertise joining the company,” said William McGlashan, Jr., chairman and chief executive officer of Critical Path.

     Mr. Clark brings over 18 years of experience as a chief financial officer in the technology industry. Prior to joining Critical Path, he was the chief financial officer at Diversified Healthcare Services, Inc., which was recently acquired by Fair Isaac Corporation. Before that, he was the CFO at a number of other software and services businesses, including Netopia, Inc. and Integral Systems, Inc. He is a certified public accountant and has held financial positions in a variety of organizations, including Price Waterhouse.

     Mr. Clark succeeds William Smartt, who had been with the company since November 2003 and is leaving for family medical reasons. “Bill Smartt was instrumental in our recent financing and expense control efforts,” said Mr. McGlashan. “We are very grateful for his service and give him our best wishes.”

Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders

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Contact Information
For Reporters and Editors:	For Investors:
Critical Path, Inc.	Critical Path, Inc.
Jim Fulton	Investor Relations
415.541.2524	415.541.2619
jim.fulton@criticalpath.net	ir@criticalpath.net
www.criticalpath.net	www.criticalpath.net